ProPhase Labs Rejects Non-Binding Revised Proposal

from Matrixx Initiatives to be Acquired for $1.60 per Share

DOYLESTOWN, PA--(Marketwire – October 29, 2012) - ProPhase Labs, Inc. (NASDAQ: PRPH) (www.ProPhaseLabs.com) announced today that it has rejected the revised and unsolicited, non-binding proposal from Matrixx Initiatives, Inc. ("Matrixx") to acquire the Company for $1.60 per share in cash. This most recent proposal, like their prior $1.40 per share proposal, is conditioned on further due diligence by Matrixx. Matrixx is the owner of the Zicam® brand of cold and allergy products and is a direct competitor to ProPhase's Cold-EEZE® Cold Remedy product line.

On October 9, 2012, ProPhase received a revised non-binding proposal, on essentially the same terms as Matrixx's earlier offer, except that in the recent proposal Matrixx raised the proposed price by 20 cents per share. In response to this latest proposal from Matrixx, the Company again sought advice from its independent financial advisors. At a meeting held on October 24, 2012, the Company's Board of Directors unanimously voted to reject this latest Matrixx proposal after careful consideration and consultation with its advisors.

Ted Karkus, Chairman and Chief Executive Officer of the Company stated:

"We have implemented a business and marketing strategy designed to deliver superior results to our stockholders over the long term. The extra 20 cents per share that Matrixx has tacked on to its prior inadequate offer does not alter our view that the current shareholders of ProPhase should benefit from the upside created by our current strategies, not the private equity owners of one of our primary competitors.”

"We understand that Matrixx’s goal, like that of any suitor, is to buy our shares at the lowest possible price, which is why Matrixx has acquired the right to buy 1,453,427 shares at $1.40 per share from another shareholder. Nevertheless, we are disappointed that Matrixx resorted to publishing faulty arguments in their October 9, 2012 press release as to why we should sell them our Company. The Matrixx tactic appears to be an attempt to coerce our shareholders, our board, and our management to accept an inadequate offer from Matrixx.”

Mr. Karkus added: "Matrixx's fundamental assertion that ProPhase supposedly 'lacks the scale to effectively compete…' is demonstrably false, as evidenced by the most recent 52 week industry retail sales data*, which shows that even without including ProPhase's new products, our core Cold-EEZE® Cold Remedy products continue to grow at double digit rates while sales of many of our competitor’s products, including Matrixx’s Zicam® brand core cough/cold products, declined by double digits during the same time period. Matrixx’s desire to acquire ProPhase is therefore not surprising.”

Mr. Karkus concluded:

“We are now beginning to realize the rewards for our efforts and clearly one of our competitors has taken notice. However, we continue to believe that the timing is not right to sell our Company. Sales and shelf space of our flagship Cold-EEZE® brand were in significant decline when new management took the helm, and now, after implementing a broad range of carefully developed strategies, our brand is gaining market share and growing nicely. Our new product introductions have been well received by the retail trade and we look forward to further expanding our product line next season. Our management team is committed to achieving our well planned and outlined longer term goals. If we stay the course, we believe that our shareholders will be well rewarded for their patience.”

*Based on reported industry data for the cough cold category through the end of Q3 2012.

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer of the Cold-EEZE® Cold Remedy brand as well as other cold relief products. Cold-EEZE® zinc gluconate lozenges are clinically proven to significantly reduce the severity and duration of the common cold. Cold-EEZE® customers include leading national retailers, chain food, drug and mass merchandise stores, wholesalers and distributors, as well as independent pharmacies. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE® lozenges and fulfill other contract manufacturing opportunities. ProPhase also owns 50% of Phusion Laboratories, LLC ("Phusion"). Phusion licenses a revolutionary proprietary technology that has the potential to improve the delivery and/or efficacy of many active ingredients or compounds. Phusion will formulate and test products to exploit market opportunities within ProPhase's robust over-the-counter distribution channels. For more information visit us at www.ProPhaseLabs.com.

Forward Looking Information

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of the acceptance and demand for our products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Contact:
Press Only Contact	Investor Contact
Jenny Miranda	Ted Karkus
5W Public Relations	Chairman and CEO
Tel: (212) 584-4295	ProPhase Labs, Inc.
jmiranda@5wpr.com	(215) 345-0919 x 0